Exhibit 5.1

December 22, 2022 File No.: 328015.00001
TMC the metals company Inc. 595 Howe Street, 10th Floor Vancouver, British Columbia V6C 2T5

Dear Sirs/Mesdames:

Re:	TMC the metals company Inc. – Registration Statement on Form S-1

We have acted as Canadian counsel to TMC the metals company Inc., a corporation continued under the laws of the Province of British Columbia (the “Corporation”), in connection with a continuous “at-the-market” offering (the “Offering”) of up to an aggregate of US$30,000,000 of common shares of the Corporation (“Common Shares”) to be sold under a prospectus supplement filed by the Corporation with the United States Securities and Exchange Commission (“SEC”) on December 22, 2022 (the “Prospectus Supplement”) pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Act”), supplementing the Corporation’s existing shelf registration statement on Form S-3 filed by the Corporation with the SEC, which was declared effective by the SEC on October 14, 2022 (the “Registration Statement”) and the prospectus contained therein (the “Base Prospectus”, and together with the Prospectus Supplement, the “Prospectus”). The Common Shares issuable under the Registration Statement and Prospectus are hereinafter referred to as the “Offered Shares”.

The Offering is to be made pursuant to the terms of an equity distribution agreement between the Corporation and Stifel, Nicolaus & Company, Incorporated and Wedbush Securities Inc, as sales agents, dated December 22, 2022 (the “Distribution Agreement”) pursuant to which the Corporation may issue and sell Offered Shares from time to time in negotiated transactions or transactions that are deemed to be “at the market offerings” as defined in Rule 415(a)(4) under the Act.

A.	Documents Reviewed and Reliance

As Canadian counsel to the Corporation, we have participated in the preparation of and/or examined original executed or electronically delivered copies, which have been certified or otherwise identified to our satisfaction, of:

1.	the Prospectus

2.	the Registration Statement; and

3.	the Distribution Agreement.

(the Prospectus, the Registration Statement, and the Distribution Agreement, collectively, the “Transaction Documents”.)

We have also made such investigations and examined originals or copies, certified or otherwise identified to our satisfaction, of such certificates of public officials and of such other certificates, documents and records as we considered necessary or relevant for purposes of the opinions expressed below, including:

1.	a certificate of good standing dated December 21, 2022 issued pursuant to the Business Corporations Act (British Columbia) (the “BCBCA”) relating to the Corporation; and

2.	a certificate signed by the Chief Financial Officer of the Corporation dated as of the date hereof addressed to our firm (the “Officer’s Certificate”), containing certain additional corporate information of a factual nature and attaching the constating documents of the Corporation, including the certificate of continuation, notice of articles and articles of the Corporation (collectively, the “Constating Documents”), and the resolutions of the directors of the Corporation authorizing and approving the issuance of the Offered Shares (the “Authorizing Resolutions”).

As to various questions of fact material to the opinions provided herein, we have relied upon the Officer’s Certificate. We have examined originals or certified copies of such corporate records, documents, certificates and instruments as we have deemed relevant and necessary for the basis of our opinions hereinafter expressed.

B.	Laws Addressed

We are qualified to practice law in the Province of British Columbia and our opinion herein is restricted to the laws of the Province of British Columbia and the federal laws of Canada applicable therein (the “Applicable Laws”).

C.	Assumptions

For the purposes of the opinions expressed herein, we have assumed, without independent investigation, the following:

1.	with respect to all documents examined by us, the genuineness of all signatures, the authenticity, completeness and accuracy of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as certified, conformed, telecopied, PDF or photocopied copies of originals and the legal capacity of individuals signing any documents;

2.	the completeness, accuracy and currency of the indices and filing systems maintained at the public offices where we have searched or made relevant inquiries and of other documents and certificates supplied by public officials;

3.	that the Officer’s Certificate continues to be accurate on the date hereof;

4.	that all necessary consents, authorizations, approvals, permits or certificates (governmental or otherwise) which are required as a condition to the execution and delivery of each of the Transaction Documents by the parties thereto and to the consummation by such parties of the transactions contemplated thereby have been obtained;

5.	that the minute books and corporate records of the Corporation made available to us are the original minute books and records of the Corporation and contain all of the articles and constating documents of the Corporation and any amendments thereto and all of the respective minutes, or copies thereof, of all proceedings of the shareholders and directors;

6.	that each of the Transaction Documents constitutes a legal, valid and binding obligation of the parties thereto, enforceable against each of the parties thereto in accordance with its terms, that each party thereto had or will have the power, corporate or other, to enter into and perform all obligations thereunder, and the execution and delivery thereof was duly authorized by the parties thereto;

7.	that if any obligation under any document is required to be performed in a jurisdiction outside of the Province of British Columbia, the performance of that obligation will not be illegal under the laws of that jurisdiction;

8.	the Corporation has been duly organized and is validly existing and in good standing, and has the requisite legal status and legal capacity, under the laws of the Province of British Columbia;

9.	any Offered Shares issued and delivered shall be issued, delivered and sold in accordance with the Distribution Agreement and the Authorizing Resolutions, including with respect to the applicable purchase price(s) of such Offered Shares contemplated in the Authorizing Resolutions; and

10.	the Corporation has complied and will comply with the laws of all relevant jurisdictions in connection with the transactions contemplated by, and the performance of its obligations under, the Registration Statement and the Distribution Agreement;

D.	Reliance

For the purposes of expressing the opinions set forth herein, in connection with certain factual matters pertaining to this opinion, we have relied exclusively and without independent investigation upon the Officer’s Certificate.

E.	Opinions

Based upon and relying on the foregoing and the qualifications hereinafter expressed, we are of the opinion that the Offered Shares have been authorized for issuance and when issued and delivered against payment therefor in accordance with the terms of the Distribution Agreement, the Constating Documents and the Authorizing Resolutions with certificates representing such Offered Shares having been duly executed, countersigned, registered and delivered or, if uncertificated, valid book-entry notations therefor having been made in the central securities register of the Corporation, in accordance with the terms of the Distribution Agreement, the Offered Shares will be validly issued, fully paid and non-assessable.

F.	Qualifications

Whenever our opinion refers to securities of the Corporation, whether issued or to be issued, as being “fully-paid and non-assessable”, such phrase means that the holders of such securities will not, after the issuance to them of such securities, be liable to pay further amounts to the Corporation in respect of the issue price payable for such securities, and no opinion is expressed as to the adequacy of any consideration received by the Corporation therefor or as to the actual receipt by the Corporation of any consideration for the issuance of such securities.

For greater certainty, a specific assumption, limitation or qualification in this opinion is not to be interpreted to restrict the generality of any other assumption, limitation or qualification expressed in general terms in this opinion that includes the subject matter of the specific assumption, limitation or qualification.

We hereby consent to the reference to us under the heading “Legal Matters” in the Prospectus and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Act or the rules and regulations of the Commission promulgated thereunder.

The opinions are given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact that may come to our attention after the date hereof. Our opinions do not take into account any proposed rules, policies or legislative changes that may come into force following the date hereof.

Yours truly,